UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):      February 13, 2007
NAVISITE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27597 (Commission File No.)	52-2137343 (IRS Employer Identification No.)

400 Minuteman Road Andover, Massachusetts (Address of principal executive offices)	01810 (Zip Code)
(978) 682-8300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 3.02 Unregistered Sales Of Equity Securities.
Item 9.01 Financial Statements and Exhibits.
EXHIBIT INDEX
EX-10.1 Warrant Purchase Agreement, dated as of February 13, 2007, by and among NaviSite, Inc., SPCP Group, LLC and SPCP Group III LLC.
EX-10.2 Warrant to Purchase Common Stock, dated February 13, 2007, issued by NaviSite, Inc. to SPCP Group, LLC.
EX-10.3 Warrant to Purchase Common Stock, dated February 13, 2007, issued by NaviSite, Inc. to SPCP Group III LLC.

Item 1.01 Entry into a Material Definitive Agreement.
On February 13, 2007, NaviSite, Inc. (the “Company”) entered into Amendment No. 4 and Waiver to Credit and Guaranty Agreement (the “Amendment”) with Silver Point Finance, LLC (“Silver Point”) and certain affiliated entities (collectively, with Silver Point, the “Lenders”). The Company and the Lenders are parties to that certain Credit and Guaranty Agreement (the “Credit Agreement”), whereby the Lenders provided to the Company a $70 million senior secured term loan facility (the “Term Loan”) and a $3 million senior secured revolving credit facility. Under the Amendment, the Lenders provided to the Company an additional term loan in the original principal amount of $3,762,753 (the “Supplemental Term Loan”). Pursuant to the Credit Agreement, the Lenders had the right to require the Company to borrow amounts on substantially the same terms as the existing Term Loan under the Credit Agreement. Avasta, Inc., ClearBlue Technologies Management, Inc., Clearblue Technologies/Chicago-Wells, Inc., Clearblue Technologies/Las Vegas, Inc., Clearblue Technologies/Los Angeles, Inc., Clearblue Technologies/Milwaukee, Inc., Clearblue Technologies/Oak Brook, Inc., Clearblue Technologies/Vienna, Inc., Clearblue Technologies/Dallas, Inc., Clearblue Technologies/New York, Inc., Clearblue Technologies/San Francisco, Inc., Clearblue Technologies/Santa Clara, Inc., Conxion Corporation, Intrepid Acquisition Corp., Lexington Acquisition Corp., ManagedOps.com, Inc., Surebridge Acquisition Corp., Surebridge Services, Inc., and NaviSite Acquisition Subsidiary, Inc. (each a direct or indirect subsidiary of the Company) are also parties to the Amendment, as guarantors of the Company’s obligations thereunder.
The Supplemental Term Loan was funded in full on February 13, 2007. The terms of the Supplemental Term Loan are the same as the existing Term Loan. The Company will use amounts borrowed under the Supplemental Term Loan for working capital and other general corporate purposes.
Warrant to Purchase Company Stock
On February 13, 2007, in connection with the Amendment and pursuant to the Credit Agreement, the Company issued two warrants to purchase an aggregate of 415,203 shares of common stock (representing 1% of the fully diluted common equity of the Company) (subject to adjustment) of the Company pursuant to a Warrant Purchase Agreement by and between the Company, SPCP Group, LLC and SPCP Group III LLC, each a Delaware limited liability company and affiliated entity of Silver Point. SPCP Group, LLC was issued a warrant to purchase 311,402 shares of common stock of the Company at an exercise price of $.01 per share, and SPCP Group III LLC was issued a warrant to purchase 103,801 shares of common stock of the Company at an exercise price of $.01 per share. The warrants are subject to potential weighted-average anti-dilution adjustments that could result in additional shares being issuable upon exercise of the warrants. In no event shall the warrants be exercisable for a number of shares that will cause the warrantholders, together with their affiliates and any other group member (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), to beneficially own in excess of 9.99% of the number of shares of common stock of the Company outstanding immediately after giving effect to such exercise. The warrants expire on February 13, 2017.
At any time and from time to time until February 13, 2017, the warrantholders are entitled to demand and piggyback registration rights, whereby either warrantholder may request the Company to file, or to include within a registration statement to be filed, with the Securities and Exchange Commission for the warrantholders’ resale of the shares of common stock issuable upon exercise of the warrants.
The foregoing descriptions of the Warrant Purchase Agreement and the warrants and the transactions contemplated therein and thereby do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements and instruments, which are filed as exhibits hereto and are incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 1.01 of this Current Report on Form 8-K is hereby incorporated herein by reference.

Item 3.02 Unregistered Sales Of Equity Securities.
Item 1.01 of this Current Report on Form 8-K is hereby incorporated herein by reference. As described in Item 1.01 (subsection Warrant to Purchase Company Stock), in connection with the closing of the Amendment, the Company issued warrants for the purchase of 311,402 and 103,801 shares of its common stock to SPCP Group, LLC and SPCP Group III LLC, respectively. The warrants and the shares issuable upon exercise of the warrant were not registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company relied on the exemption from registration provided by Section 4(2) of the Securities Act as a sale by the Company not involving a public offering. No underwriters were involved with the issuance of these warrants or the shares issuable upon the exercise thereof.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The exhibits listed in the Exhibit Index below are filed with this report.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 20, 2007	NaviSite, Inc.
	By:	/s/ James W. Pluntze
James W. Pluntze
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Warrant Purchase Agreement, dated as of February 13, 2007, by and among NaviSite, Inc., SPCP Group, LLC and SPCP Group III LLC.

10.2	Warrant to Purchase Common Stock, dated February 13, 2007, issued by NaviSite, Inc. to SPCP Group, LLC.

10.3	Warrant to Purchase Common Stock, dated February 13, 2007, issued by NaviSite, Inc. to SPCP Group III LLC.